CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated November 19, 2004, relating to the financial statements and financial highlights which appears in the September 30, 2004 Annual Report to Shareholders of The Dreyfus Premier Stock Funds: Dreyfus Premier International Equity Fund; Dreyfus Premier International Small Cap Fund and Dreyfus Premier Small Cap Equity Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and “Counsel and Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York January 28, 2005